                                   EXHIBIT 5.1


December 17, 2003

Securities and Exchange Commission
Judiciary Plaza Office Building
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Registration on Form S-8 of Belden Inc. with respect to the Belden Wire & Cable Company Retirement Savings Plan

Ladies and Gentlemen:

         I am Vice President, Secretary and General Counsel of Belden Inc., a Delaware corporation (the "Company"), and am familiar with the registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the registration of 200,000 shares of the Company's common stock, $.01 par value (the "Shares"), for issuance under the Belden Wire & Cable Company Retirement Savings Plan (the "Plan"). The Plan as amended by the amendment contained in
Exhibit 4.7 of this registration statement is referred to as the "Amended Plan."

         The registration statement covers the registration of Shares that may be issued in the event participants were to elect, in accordance with and subject to the provisions of the Amended Plan, to purchase Company shares in the Company stock fund from another investment fund of the Amended Plan (an "Election").

         I have examined such certificates, documents and records of the Company and have made such other investigations as I have deemed necessary to render the opinion set forth below. In connection therewith, Belden Wire & Cable Company ("BWC") received a determination letter that the Plan (as amended as of December 31, 2001) qualified under Section 401 of the Internal Revenue Code. (BWC is a wholly owned subsidiary of the Company.) Since the date of this determination letter, the Plan has been amended to include the amendment contained in Exhibit
4.7 of this registration statement (Amendment No. 3). I have consulted with representatives of the Company who oversee employee benefit plans and who have advised me that the Amended Plan complies with the requirements of Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         Based on the foregoing, it is my opinion that the Shares (which may be issued in the future pursuant to an Election, when issued and sold in accordance with the terms of the Amended Plan) will be legally issued, fully paid and nonassessable. Also based on the foregoing, it is also my opinion that the amended provisions of the Amended Plan (i.e., Amendment No. 3) comply with the requirements of ERISA pertaining to such amended provisions.

         This opinion shall be limited to the General Corporation Law of the State of Delaware.

         I consent to the filing of this opinion as an exhibit to the registration statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

         The opinion set forth in this letter is rendered only to you pursuant to Regulation S-K, Rule 601 under the Securities Act of 1933 in connection with the Registration Statement and may not be relied upon by any other person for any purpose without my prior written consent.

Yours very truly,

/s/ Kevin Bloomfield
Kevin Bloomfield
Vice President, Secretary
and General Counsel